Exhibit 99 (a)(5)(G)

Energy Services of America Corporation announces extension of Warrant Exchange Offer

Huntington, W. Va-July 15, 2011-Energy Services of America Corporation (NYSE-AMEX Equities: ESA) today announced the extension of the offering period for its exchange offer for all of its outstanding warrants.  The offering period as extended will expire at 5:00 p.m. Eastern Time on August 19, 2011.  The tender offer was previously set to expire at 5:00 p.m. Eastern Time on July 20, 2011.

On July 13, 2011, the staff of NYSE—AMEX notified the Company that the staff has interpreted its rules to conclude that the issuance of shares of common stock in exchange for warrants held by officers and directors of the Company would be deemed equity compensation.   Based on the staff’s interpretation, the issuance of shares of common stock to officers, directors and employees of the Company in connection with the exchange offer would require the consent of the Company’s stockholders pursuant to applicable NYSE—AMEX listing rules.   The Company is currently considering its options before deciding on a course of action.

As of July 14, 2011, approximately 19,433,286 warrants had been tendered and not properly withdrawn pursuant to the exchange offer, which represented 95.8% of the outstanding warrants.

Energy Services of America Corporation provides construction services to the natural gas, oil, chemical and electric industry.  We operate through our subsidiaries, CJ Hughes Construction, CJ Hughes Pipeline, ST Pipeline and Nitro Electric.  Our corporate headquarters are located at 100 Industrial Lane, Huntington, West Virginia 25702.

Safe Harbor Statement

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, performance and results of operations, and underlying assumptions and other statements that are other than statements of historical facts.  These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks, contained in statements filed from time to time with the Securities and Exchange Commission.  All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements.  In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.